Exhibit 99.1

Thursday, August 9, 2012

Advant-e Corporation Announces Second Quarter

2012 Results

Quarterly Revenue Increased by 8% and Net Income Increased by 29%

Compared to the Second Quarter of 2012

DAYTON, Ohio, August 9, 2012 — Advant-e Corporation (OTCQB: ADVC) today announced financial and operating results for the second quarter of 2012. The Company provides Internet-based Electronic Data Interchange services through Edict Systems and sells electronic document management software and services through Merkur Group.

Revenue in the second quarter of 2012 of $2,546,251 increased by 8% over revenue of $2,359,624 in the second quarter of 2011. Revenue from Edict Systems increased by 9% and revenue from Merkur Group increased by 3% compared to the second quarter in 2011.

Net income in the second quarter of 2012 was $504,505, or $.008 per share, compared to net income of $392,460, or $.006 per share, in the same period in 2011. Net income for Edict Systems increased by 24% and net income for Merkur Group increased by 58%.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, stated, “I am pleased to announce a record quarter for revenue and net income. This quarter marks nine years of consecutive quarterly net income.”

“Edict Systems continued to show steady growth in its targeted markets,” continued Mr. Wadzinski. “Merkur Group reported improved net income due to our efforts at controlling costs as we continued to focus on growing revenue in this segment.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$2,546,251	2,359,624	5,011,689	4,660,044
Cost of revenue	983,383	976,919	2,007,120	1,894,811

Gross margin	1,562,868	1,382,705	3,004,569	2,765,233
Marketing, general and administrative expenses	798,363	787,593	1,653,335	1,587,050

Operating income	764,505	595,112	1,351,234	1,178,183
Other income, net	630	914	1,440	2,041

Income before income taxes	765,135	596,026	1,352,674	1,180,224
Income tax expense	260,630	203,566	460,962	402,677

Net income	$504,505	392,460	891,712	777,547

Earnings per share – basic and diluted	$.008	.006	.013	.012

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$4,577,425	3,459,402
Accounts receivable, net	759,465	784,239
Prepaid software maintenance costs	207,683	190,429
Prepaid expenses and deposits	87,582	107,871
Prepaid income taxes	—	1,910
Deferred income taxes	228,565	207,336

Total current assets	5,860,720	4,751,187
Software development costs, net	203,857	262,102
Property and equipment, net	168,973	171,199
Goodwill	1,474,615	1,474,615
Other intangible assets, net	117,440	159,796

Total assets	$7,825,605	6,818,899

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$112,956	112,402
Income taxes payable	25,436	—
Accrued salaries and other expenses	225,389	205,334
Deferred revenue	852,932	748,828

Total current liabilities	1,216,713	1,066,564
Deferred income taxes	163,301	198,456

Total liabilities	1,380,014	1,265,020

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	4,442,611	3,550,899

Total shareholders’ equity	6,445,591	5,553,879

Total liabilities and shareholders’ equity	$7,825,605	6,818,899

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$891,712	777,547
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	56,515	79,875
Amortization of software development costs	58,245	29,122
Amortization of other intangible assets	42,356	42,357
Deferred income taxes	(56,384)	(62,265)
Increase (decrease) in cash and cash equivalents arising from changes in assets and liabilities:
Accounts receivable	24,774	26,564
Prepaid software maintenance costs	(17,254)	(29,468)
Prepaid expenses and deposits	20,289	(80,004)
Prepaid income taxes	1,910	—
Accounts payable	554	39,279
Income taxes payable	25,436	(25,058)
Accrued salaries and other expenses	20,055	210,372
Deferred revenue	104,104	99,252

Net cash flows from operating activities	1,172,312	1,107,573

Cash flows from investing activities:
Purchases of property and equipment	(54,289)	(14,587)
Software development costs	—	(40,636)

Net cash flows from investing activities	(54,289)	(55,223)

Cash flows from financing activities:
Dividends paid	—	(667,226)

Net increase in cash and cash equivalents	1,118,023	385,124
Cash and cash equivalents, beginning of period	3,459,402	2,963,172

Cash and cash equivalents, end of period	$4,577,425	3,348,296

Supplemental disclosures of cash flow items:
Income taxes paid	$490,000	490,000
Non-cash transactions:
Declared dividends payable no later than December 31, 2011	—	667,226

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.